Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated April 1, 2019, which includes an explanatory paragraph as to the company's ability to continue as going concern, with respect to our audits of the consolidated financial statements of the Milestone Scientific, Inc. and subsidiaries as of December 31, 2018 and 2017 and for each of the years in the two year period ended December 31, 2018. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Friedman LLP

East Hanover, New Jersey

May 2, 2019